Exhibit 99.1

GMAC Mortgage company logo here

March 10, 2005

DEUTSCHE BANK NATIONAL TRUST CO.
TRUST ADMINISTARTION - GC04X1
1761 EAST ST. ANDREW PLACE
SANTA ANA, CA  92705-4934

Re:  Annual Officer's Statement of Compliance
     Year Ending 2004
     GMACM Investor Agreement # 41141

We hereby certify to the best of our knowledge and belief, that for the calendar year 2004:

1. A review of the activities of the Seller / Servicer and of performance according to the Seller / Servicer contract has been made with the undersigned Officer's knowledge.
2. To the best of the undersigned Officer's knowledge, and based on such review, the Seller / Servicer has fulfilled all its obligations under the Guides for such year.
3. If applicable, GMACM has filed the information returns with respect to the receipt of mortgage interest pursuant to Sections 6050H, 6050J, 6050P of the Code, received in a trade or business, reports of foreclosures and abandonment's of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgage Property.
4. All hazard, flood FHA mortgage insurance and primary mortgage insurance premiums, taxes, ground rents, assessments and other lienable items have been paid in connection with the mortgaged properties.
5. All property inspections have been completed as required.
6. Compliance relative to Adjustable Rate Mortgages has been met.
7. Fidelity Bond and Errors and Omissions Insurance coverage is current, in full force and effect.

Servicer: GMAC Mortgage Corporation

By: /s/: Michael Kacergis

Name: Michael Kacergis

Title: Manager, Contract Administration
       National Loan Administration Risk and Compliance


500 Enterprise Road
Suite 150
Horsham, PA 19044